Exhibit 23.1

KPMG Audit 51 rue de Saint-Cyr CS 60409 69338 Lyon Cedex 9 Lyon	Téléphone : +33 (0)4 37 64 76 00 Télécopie : +33 (0)4 37 64 76 09 Site internet : www.kpmg.fr

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ERYTECH Pharma S.A.

We consent to the incorporation by reference in this registration statement on Form S-8 of ERYTECH Pharma S.A. of our report dated July 5, 2017, with respect to the consolidated statements of financial position of ERYTECH Pharma S.A. and its subsidiary as of December 31, 2015 and 2016, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in the prospectus filed with the U.S. Securities and Exchange Commission by ERYTECH Pharma S.A. on November 13, 2017 pursuant to Rule 424(b) under the Securities Act of 1933, and to the reference to our firm under the heading “Experts” in such prospectus.

Lyon, January 24, 2018

KPMG Audit Department of KPMG S.A.

/s/ Sara Righenzi de Villers Sara Righenzi de Villers Partner

KPMG S.A., société française membre du réseau KPMG constitué de cabinets indépendants adhérents de KPMG Internatinal Cooperative, une entité de droit suisse.

Société anonyme d’expertise

comptable et de commissariat

aux comptes à directoire et

conseil de surveillance.

Inscrite au Tableau de l’Ordre

à Paris sous le n° 14-30080101

et à la Compagnie Régionale

des Commissaires aux Comptes

de Versailles.

Siège social : KPMG S.A. Tour Eqho 2 avenue Gambetta 92066 Paris la Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417